Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FOURTH QUARTER 2023 EARNINGS

OAKLAND, MARYLAND—February 5, 2024: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the three- and twelve-month periods ended December 31, 2023. For the year ended December 31, 2023, consolidated net income was $15.1 million, or $2.25 per basic share and $2.24 per diluted share, compared to $25.0 million, or $3.77 per basic share and $3.76 per diluted share, for the year ended December 31, 2022.

According to Carissa Rodeheaver, Chairman, President and CEO, “2023 was a challenging year as we experienced industry turmoil, the impact of the rapidly increased rate environment and strong deposit competition. Despite these challenges, we were able to limit the impact to our margin, achieve strong loan growth, maintain strong asset quality and execute several strategic items. In the fourth quarter, we accomplished a balance sheet restructuring and announced the consolidation of our branch network. While these strategies had a short-term impact on our fourth quarter and year-to-date earnings, they position us well for greater efficiency and more positive ongoing future earnings. I am proud of our associates and their continued commitment to providing customized financial solutions to our clients resulting in a strong 2023 total shareholder return of 23.6%.” Our team has successfully assisted our customers in navigating this volatile and unpredictable financial environment.”

Fourth Quarter Financial Highlights:

•	Total assets at December 31, 2023 decreased by $22.3 million, or 1.2%, when compared to September 30, 2023 and increased by $57.7 million, or 3.1%, when compared to December 31, 2022. Significant changes during the fourth quarter included:

o	Cash balances decreased by $30.9 million when compared to September 30, 2023 and by $24.6 million when compared to December 31, 2022.
o	Investment securities decreased by $18.6 million when compared to September 30, 2023, and by $50.1 million when compared to December 31, 2022. During the fourth quarter of 2023, the Bank made a strategic decision to restructure its balance sheet and sold available-for-sale (“AFS”) investment securities totaling $20.4 million with a book value of $24.6 million, resulting in pretax loss of $4.2 million and an after-tax loss of $3.2 million.
o	Gross loans increased by $26.6 million when compared to September 30, 2023 and by $127.2 million when compared to December 31, 2022, as:
▪	commercial balances increased by $19.6 million during the fourth quarter and by $70.5 million when compared to December 31, 2022;
▪	residential mortgage balances increased by $8.2 million during the fourth quarter and by $55.5 million when compared to December 31, 2022; and
▪	consumer loans decreased by $1.2 million during the fourth quarter and increased by $1.2 million when compared to December 31, 2022.
o	Deposits decreased by $24.1 million when compared to September 30, 2023 and by $19.8 million when compared to December 31, 2022. The Corporation had brokered deposits of $30.0 million as of December 31, 2023 compared to $60.7 million as of September 30, 2023. There were no brokered deposits at December 31, 2022.
o	Short-term borrowings decreased by $7.9 million when compared to September 30, 2023 and by $19.1 million when compared to December 31, 2022. The decrease in quarterly balances was due primarily to seasonal fluctuations of municipal customer balances in overnight investment sweep products. The decrease from December 31, 2022 was primarily related to one large municipal customer moving approximately $12.0 million in funds from an overnight investment sweep product to a non-interest-bearing deposit product as well as regular fluctuations in other municipal customer balances.

•	For the fourth quarter of 2023, consolidated net income, on a non-GAAP basis was $1.8 million, inclusive of a $3.3 million, net of tax, securities loss and $0.5 million, net of tax, of accelerated depreciation and lease termination expenses related to the announcement of the closure of four branches in February 2024.

o	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.26% for the year ended December 31, 2023, compared to 3.56% for year ended December 31, 2022.
o	Net interest margin, on a non-GAAP, FTE basis, was 3.13% for the fourth quarter of 2023 compared to 3.12% for the third quarter of 2023 and 3.63% for the fourth quarter of 2022.
o	Non-interest income, excluding net gains and losses, remained stable in the fourth quarter of 2023 when compared to the third quarter of 2023 and increased by $0.3 million when compared to the fourth quarter of 2022 due to increases in wealth management income and debit card proceeds.
o	Non-interest expense decreased by $0.5 million when compared to the third quarter of 2023. This decrease was a result of a decrease of $0.5 million in net other real estate owned (“OREO”) expenses due to gains on sales of properties during the quarter, and a decrease of $0.6 million in salaries and benefits, related to reduced health insurance costs and reversal of accrued executive performance-based incentives. These reductions were offset by a $0.6 million increase in occupancy and equipment costs related to the acceleration of depreciation expense and lease termination expenses associated with the branch closures. When compared to the fourth quarter of 2022, non-interest expenses increased by $0.7 million. This increase was primarily due to the $0.6 million increase in occupancy and equipment costs related to the branch closures, a $0.2 million increase in salaries and benefits as a result of increased salary expense related to new hires during 2023, increased health insurance costs offset by reductions in executive incentives, a $0.3 million increase in employee benefit plan expense, and a $0.2 million increase in marketing expenses. These increases were partially offset by a decrease of $0.6 million in net OREO expenses due to the recognition of gains on sales of properties during the fourth quarter of 2023.

Income Statement Overview

On a GAAP basis, net income was $1.8 million, inclusive of a $3.3 million, net of tax, loss on the sale of securities and $0.5 million, net of tax, accelerated depreciation and lease termination expenses related to the branch closures, for the fourth quarter of 2023 compared to $7.0 million for the fourth quarter of 2022 and $4.5 million for the third quarter of 2023. Basic and diluted net income was $0.82 per share, non-GAAP, and $0.26 per share, GAAP, for the fourth quarter of 2023, compared to basic net income of $1.05 per share and diluted net income of $1.04 per share for the fourth quarter of 2022 and $0.67 per share for the third quarter of 2023. Exclusive of these items, net income was $5.5 million on a non-GAAP basis.

The decrease in quarterly net income, year-over-year, was primarily driven by a restructuring of the investment portfolio leading to the recognition of a $3.3 million, net of tax, loss in the fourth quarter of 2023 and $0.5 million, net of tax, accelerated depreciation and lease termination expenses related to the branch closures. Additionally, net interest income decreased by $1.0 million year-over-year as a result of the lower net interest margin. Interest expense increased by $5.8 million year-over-year, which was partially offset by an increase in interest income of $4.8 million. The provision for credit losses was $0.4 million for the fourth quarter of 2023 compared to a credit to the provision of $0.7 million for the fourth quarter of 2022. Salaries and employee benefits increased by $0.2 million due to an increase of $0.1 million in health insurance costs, as well as increased salary expense for new hires, merit increases effective April 1, 2023, partially offset by decreases in executive incentives and stock compensation. Occupancy and equipment expenses increased by $0.6 million primarily related to the increased expenses recognized in conjunction with the announced branch closures. Data processing expenses increased by $0.1 million, FDIC premiums increased by $0.1 million and miscellaneous expenses increased by $0.2 million primarily attributable to increased employee benefit plan expense.

When compared to the third quarter of 2023, net income decreased by $2.8 million due primarily to $3.3 million, net of tax, in recognized losses from the restructuring of the investment portfolio during the fourth quarter, as previously discussed. Net interest income for the three months ended December 31, 2023 increased by $0.2 million driven by an increase in interest income of $1.0 million, partially offset by an increase of $0.8 million in interest expense. Provision for credit losses increased by $0.2 million due to the continued strong loan growth, which was partially offset by the continued strong credit quality of our loan portfolio and decreased historical loss factors. Gains on the sale of residential mortgages decreased by $0.1 million in the fourth quarter as we experienced a seasonal decline in the mortgage pipeline. Other operating income, including debit card income and trust and brokerage fees, increased by $0.1 million quarter-over-quarter. Operating expenses decreased by $0.5 million. Net OREO expenses decreased by $0.5 million due to gains on sales of OREO properties recognized in the fourth quarter of 2023. Salaries and employee benefits decreased by $0.6 million primarily due to decreases in incentive compensation and health insurance costs during the quarter. These decreases were partially offset by an increase in occupancy and equipment expenses of $0.6 million due to increased expenses recognized in conjunction with the announced branch closures as discussed earlier.

For the year ended December 31, 2023, net income was $15.1 million on a GAAP basis, inclusive of a $3.3 million, net of tax, loss on the sale of securities and $0.5 million, net of tax, in increased expenses related to the branch closures, and $18.8 million on a non-GAAP basis compared to GAAP and non-GAAP basis income of $25.0 million in 2022. The year-over-year $9.9 million decrease in GAAP net income was driven by an increase in total operating expenses of $7.1 million. Salaries and employee benefits increased by $3.4 due primarily to increased salary expense of $2.0 million related to new hires, the competitive environment for labor and merit increases effective April 1, 2023, increased health insurance costs of $1.0 million associated with unusually high claims and decreases of $0.4 in deferred loan costs. Occupancy and equipment expense increased by $0.7 million due primarily to accelerated depreciation and lease termination expenses associated with the announced branch closures, data processing expense increased by $0.5 million due to the implementation of new technology, and FDIC assessments increased by $0.4 million. Other miscellaneous expenses, such as loan service fees, dues and licenses, check fraud expenses, employee benefit plan expense, and miscellaneous expenses increased by $2.0 million and professional fees increased by $0.6 million due to the $0.8 million cash receipt related to reimbursement of litigation expenses that was credited to expenses in 2022. Provision for credit losses increased by $2.2 million when compared to prior year due to increased loan growth during 2023 and qualitative factors with the implementation of Accounting Standards Update 2016-13: Financial Instruments- Credit Losses (“CECL”). Net losses on AFS securities increased by $4.2 million when compared to prior year due to the sale of securities in the fourth quarter of 2023. Net interest income decreased by $0.8 million due to compression of the net interest margin as experienced industry-wide during 2023. These increases were partially offset by increases in gains on sales of mortgages of $0.3 million, service charges on deposit accounts of $0.2 million, and $0.1 million increase in debit card income. Income taxes were down by $3.7 million when comparing the two periods due primarily to reductions in pre-tax income.

Net Interest Income and Net Interest Margin

Net interest income, on a non-GAAP, FTE basis, decreased by $1.2 million for the fourth quarter of 2023 when compared to the fourth quarter of 2022. This decrease was driven by an increase of $5.8 million in interest expense due to an increase of 160 basis points on interest paid on deposit accounts as well as an increase of $85.6 million in average balances of interest-bearing deposit accounts when compared to the same period of 2022. Increased deposit pricing resulted from the continued pressure on deposits as well as a shift in the deposit portfolio mix from non-interest-bearing deposits to interest-bearing accounts including the Insured Cash Sweep (“ICS”) product to ensure full FDIC insurance coverage. Interest income increased by $4.7 million. Interest income on loans increased by $4.2 million due to the increase of 80 basis points in overall yield on the loan portfolio as new loans were booked at higher rates as well as adjustable-rate loans repricing in correlation to the rising rate environment and an increase in average balances of $116.4 million. Investment income decreased by $0.3 million primarily due to a decrease of $22.5 million in average balances as the Corporation made the strategic decision to reinvest cash proceeds from the investment restructure and other principal paydowns of its investments in higher yielding loans. The net interest margin for the three months ended December 31, 2023 was 3.13% compared to 3.63% for the three months ended December 31, 2022.

Comparing the fourth quarter of 2023 to the third quarter of 2023, net interest income, on a non-GAAP, FTE basis, increased by $0.2 million This increase was driven by an increase of $1.0 million in interest income offset by a $0.8 million increase in interest expense. Interest income on loans increased by $1.2 million related to an overall increase of 22 basis points in yield as well as an increase of $34.6 million in average loan balances. Interest expense on deposits increased by $0.8 million due to an increase of 21 basis points in the average rate paid and an increase in average deposit balances of $39.3 million during the quarter. The increase in deposits was primarily driven by the increase of $47.9 million in money market accounts, which was partially offset by a $12.3 million decrease in savings accounts as customers moved deposit balances into a higher-yielding money market products. Additionally, brokered deposits decreased by an average balance of $12.8 million quarter-over-quarter, as $30.1 million of brokered deposits matured in December 2023.

Comparing the year ended December 31, 2023 to the year ended December 31, 2022, net interest income, on a non-GAAP, FTE basis, decreased by $1.1 million. Interest expense on deposits increased by $16.0 million due to an increase in balances of $120.3 million and an increase in yield of 141 basis points. Interest expense on long-term borrowings increased $3.5 million related to $80.0 million in Federal Home Loan Bank (“FHLB”) borrowings obtained during the first quarter of 2023 and an increase in interest rates on variable rate trust preferred borrowings. The increased interest expense resulted in an overall increase of 151 basis points on interest bearing liabilities. This increase was partially offset by an increase of $18.4 million in interest income. The yield on earning assets increased 78 basis points to 4.63% in 2023 compared to 3.85% in 2022 in correlation with the rising interest rate environment, new loans booked at higher rates as well as adjustable rate loans repricing. The net margin was 3.26% in 2023 compared to 3.56% in 2022.

Non-Interest Income

Other operating income, including net (losses)/gains, for the fourth quarter of 2023 decreased by $3.9 million when compared to the same period of 2022. The Corporation recognized $4.2 million in losses related to the sale of AFS securities in the fourth quarter of 2023. Management executed the balance sheet restructuring to reinvest lower-yielding securities to fund its strong loan demand which is expected to increase the yield on earning assets in future quarters. These losses were partially offset by increases in service charges, wealth management income, and gains on sales of mortgages.

On a linked quarter basis, other operating income, including net (losses)/gains, decreased by $4.3 million due primarily to the $4.2 million in losses related to the sale of AFS securities as discussed above. In addition, gains on sales of residential mortgages decreased $0.1 million compared to the prior quarter. These decreases were partially offset by an increase of $0.1 million in wealth management income and an increase of $0.1 million in debit card income.

Other operating income for the year ended December 31, 2023 decreased by $3.6 million when compared to 2022. The $4.2 million loss related to the sale of AFS securities in 2023 was partially offset by a $0.2 million increase in service charges on deposit accounts, $0.1 million increase in wealth management income, and $0.3 million increase in gains on sales of residential mortgages.

Non-Interest Expense

Operating expenses increased by $0.7 million when comparing the fourth quarter of 2023 to the fourth quarter of 2022. Occupancy and equipment expenses increased by $0.6 million related to depreciation and lease termination expenses recognized in conjunction with announced branch closures. Salaries and employee benefits increased by $0.2 million, marketing expenses increased by $0.2 million, FDIC premiums increased by $0.1 million, data processing expenses increased by $0.1 million, and miscellaneous expenses increased by $0.2 million. These increases were partially offset by a $0.6 million decrease in net OREO expenses due to gains from sales of OREO recognized during 2023.

Comparing the fourth quarter of 2023 to the third quarter of 2023, operating expenses decreased by $0.5 million. This decrease was primarily attributable to a $0.5 million decrease in net OREO expenses due to gains recognized in the sale of OREO properties during the fourth quarter of 2023 and a $0.6 million decrease in salaries and employee benefits due to decreased incentive compensation and health insurance costs. These decreases were partially offset by a $0.5 million increase in occupancy and equipment expense primarily related to depreciation and lease termination expenses recognized in conjunction with the announced branch closures.

For the year ended December 31, 2023, non-interest expenses increased by $7.1 million when compared to the year ended December 31, 2022. Salaries and employee benefits increased by $3.4 due primarily to increased salary expense of $2.0 million related to new hires, the competitive environment for labor and merit increases effective April 1, 2023, increased health insurance costs of $1.0 million associated with unusually high claims and decreases of $0.4 in deferred loan costs. Occupancy and equipment expense increased by $0.7 million due to the expenses related to the branch closures, data processing expense increased by $0.5 million as a result of the implementation of a new sales management system, and FDIC assessments increased by $0.4 million. Professional fees increased by $0.6 million related to increased audit expenses in correlation to the new CECL implementation and increased legal and professional expenses due to the receipt of an $0.8 million in proceeds credited to expense in 2022. Other miscellaneous expenses increased by $2.0 million primarily driven by increased check fraud related expenses of $0.5 million, increased employee benefit costs of $1.1 million, increased escrow account fees due to the rising rate environment, miscellaneous loan fees and an increase of $0.2 million in fees associated with the ICS product.

The effective income tax rates as a percentage of income for the years ended December 31, 2023 and December 31, 2022 were 22.7% and 24.5%, respectively. The decrease in the tax rate for the 2023 period was primarily related to a new low-income housing tax credit investment in 2022 that began generating tax credits during the fourth quarter of 2022. This tax credit will continue through 2032.

Balance Sheet Overview

Total assets at December 31, 2023 were $1.9 billion, representing a $57.7 million increase since December 31, 2022. During 2023, cash and interest-bearing deposits in other banks decreased by $24.6 million. In the first quarter of 2023, management made the strategic decision to obtain $61.1 million in brokered certificates of deposit and $80.0 million in FHLB borrowings to strengthen on-balance sheet liquidity in light of the disruption in the banking industry. $30.0 million of the brokered deposits were repaid in September 2023 and during the third quarter, in anticipation of increasing rates, management pre-funded the $30.7 million of brokered deposits set to mature and be repaid in the fourth quarter of 2023 at the same rate in order to maintain cash balances and control interest expense. Total brokered deposits outstanding at December 31, 2023 were $30.0 million.

The investment portfolio decreased by $50.1 million since December 31, 2022 driven by management’s strategic decision to restructure the balance sheet in the fourth quarter by selling $20.4 million of AFS securities and investing the proceeds into higher yielding loans for future earnings growth. Also in the third quarter of 2023, management opted to redeem a $17.8 million tax increment bond (“TIF”) at par to boost liquidity. Loans increased by $127.2 million since December 31, 2022 due primarily to growth in the commercial and residential mortgage portfolios. Premises and equipment decreased by $3.5 million primarily due to accelerated depreciation related to announced branch closures. Other assets, including bank owned life insurance (“BOLI”) and deferred tax assets, increased by $7.0 million during 2023, as pension assets increased by $3.2 million, deferred tax assets increased by $1.3 million, and BOLI increased by $1.3 million.

Total liabilities at December 31, 2023 were $1.7 billion, representing a $47.6 million increase since December 31, 2022. Total deposits decreased by $19.8 million since December 31, 2022. Interest-bearing demand deposits and money market accounts increased by $23.2 million and $20.5 million, respectively, due to a shift in the deposit portfolio mix from non-interest-bearing deposits to interest-bearing accounts including the ICS product to ensure full FDIC insurance coverage, where balances grew by approximately $104.0 million. These increases were offset by decreases in non-interest-bearing deposits of $78.9 million and savings accounts of $59.5 million as we saw businesses and consumers utilizing cash due to the rising rate and inflationary environment. Total certificates of deposit increased by $75.0 million primarily due to an increase of $30.0 million in brokered certificates of deposits and $45.0 million in retail certificates of deposit. Short-term borrowings decreased by $19.1 million since December 31, 2022 primarily due to one municipal customer moving funds from an overnight investment product to a non-interest bearing deposit product in 2023 as well as regular fluctuations in municipal deposit balances. Long-term borrowings increased by $80.0 million in 2023 when compared to December 31, 2022 due to the acquisition of $80.0 million in FHLB borrowings in the first quarter of 2023.

Total AFS and held-to-maturity (“HTM”) securities totaled $311.5 million at December 31, 2023, representing a $50.1 million decrease compared to December 31, 2022. In the third quarter of 2023, management elected to redeem $17.8 million from a non-rated municipal TIF bond at par. During December of 2023, management made a strategic decision to restructure the balance sheet by selling sold available-for-sale (“AFS”) investment securities totaling $20.4 million with a book value of $24.6 million, resulting in an after-tax loss of $3.2 million. The securities had a weighted average book yield of approximately 1.3% and a weighted average life of approximately 6.65 years. The proceeds from the sale will be used to fund loans with a conservative approximate average rate of 7.85%. The Bank projects that the earn-back period will be approximately 3.3 years. Additional decreases in the investment portfolio were primarily related to normal principal amortization. Proceeds from sales and principal amortization during 2023 were used primarily to enhance on-balance sheet liquidity and to fund loan growth throughout the year.

Outstanding loans of $1.4 billion at December 31, 2023 reflected growth of $127.2 million in 2023. Since December 31, 2022, commercial real estate loans increased by $34.9 million, acquisition and development loans increased by $6.5 million and commercial and industrial loans increased by $29.2 million. Growth in the commercial portfolios was driven by increased activity with existing clients as well as cultivating new business relationships. Residential mortgage loans increased $55.5 million related to management’s strategic decision to book new mortgage loans at higher rates to our in-house portfolio. The consumer loan portfolio increased slightly by $1.2 million.

New commercial loan production for the three months ended December 31, 2023 was approximately $36.3 million.  The pipeline of commercial loans as of December 31, 2023 was approximately $22.0 million. At December 31, 2023, unfunded, committed commercial construction loans totaled approximately $29.6 million. Commercial amortization and payoffs were approximately $151.6 million through December 31, 2023 due primarily to pay-offs of short-term commercial loans as well as normal amortizations of the commercial loan portfolio.

New residential mortgage loan production for the fourth quarter of 2023 was approximately $17.8 million, with most of this production comprised of in-house loans.  The pipeline of in-house, portfolio loans as of December 31, 2023 was $7.0 million. The residential mortgage production level declined in the fourth quarter of 2023 due to the increasing interest rates and seasonality of this line of business. Unfunded commitments related to residential construction loans totaled $17.6 million on December 31, 2023. Beginning in the second quarter of 2023, management began shifting more activity towards the secondary market.

Total deposits at December 31, 2023 decreased by $19.8 million when compared to December 31, 2022. In March 2023, the Corporation obtained $61.1 million in new brokered deposits. In August 2023, the Corporation obtained $30.0 million of brokered deposits to pre-fund the maturity of a $30.4 million brokered certificate of deposit that matured in September 2023. In December 2023, $30.6 million in brokered deposits matured and were repaid. In addition, retail certificates of deposit increased by $45.0 million due primarily to a promotional nine-month certificate of deposit product offered in 2023. Interest-bearing demand deposits increased by $23.2 million and money market accounts increased by $20.5 million due to a shift in the deposit portfolio mix from non-interest-bearing accounts to interest-bearing accounts including the ICS product to ensure full FDIC insurance. These increases were offset by decreases in non-interest-bearing deposits of $78.9 million and savings accounts of $59.5 million due to the shift to interest-bearing demand deposit accounts, two relationships having large, planned deposit withdrawals totaling $39.5 million during 2023 to fund business activity, the effects of consumer and commercial spending and the competitive market for deposits.

The book value of the Corporation’s common stock was $24.38 per share at December 31, 2023 compared to $22.77 per share at December 31, 2022. At December 31, 2023, there were 6,639,888 of basic outstanding shares and 6,653,200 of diluted outstanding shares of common stock. The increase in the book value at December 31, 2023 was due to the undistributed net income of $9.6 million during 2023, which was partially offset by a decrease in shareholders’ equity of $2.2 million, net of tax, due to the adoption of CECL (Accounting Standards Codification Topic 326). Accumulated other comprehensive income increased by $3.2 million due primarily to changes in the increased fair values of the Corporation’s available for sale investment securities, the reduction of the Corporation’s investment portfolio from the sale of investments in the fourth quarter and pension assets during the year. In 2023, the Corporation purchased and retired 82,098 shares of the Corporation’s common stock at an average price of $16.79 per share pursuant to the previously announced stock repurchase program. The program, the term of which expires on August 18, 2024 unless sooner terminated or extended by the Corporation’s Board of Directors, may be further utilized as the Board and management deem appropriate.

Asset Quality

On January 1, 2023, the Corporation adopted CECL, which replaced the incurred loss impairment model with an expected loss model. As a result of the CECL adoption, the Corporation recorded a transition adjustment of $2.2 million, net of $0.7 million in tax, to retained earnings as of January 1, 2023 for the cumulative effect of the adoption of CECL. The Corporation recorded a $2.0 million increase to the ACL related to loans and a $0.9 million increase to the allowance for credit losses (the “ACL”) on off balance sheet exposures.

For periods prior to the adoption of CECL, the Corporation recognized credit losses for loans that were collectively evaluated for impairment based on an incurred loss approach, which limited our measurement of credit losses to credit events that were estimated to have already occurred. The allowance for loan losses (the “ALL”) under the incurred model was a valuation allowance for probable incurred losses inherent in the loan portfolio. Management made the determination by taking into consideration historical loan loss experience, diversification of the loan portfolio, amount of secured and unsecured loans, banking industry standards and averages, and general economic conditions. Credit losses were charged against the ALL when the loan balance was confirmed uncollectible. Subsequent recoveries, if any, were credited to the ALL. Ultimate losses varied from current estimates. The estimates were reviewed periodically and as adjustments became necessary, they were reported in earnings in the periods in which they become reasonably estimable.

The ACL was $17.5 million at December 31, 2023 compared to an ALL of $14.6 million at December 31, 2022. The provision for credit losses was $0.4 million for the quarter ended December 31, 2023, compared to a credit to provision of $0.7 million for the quarter ended December 31, 2022. The provision expense recorded in the fourth quarter of 2023 was primarily related to strong loan growth and increases in qualitative risk factors related to the uncertainty of the economy, inflation levels, and rising interest rates, which was partially offset by the reduction of historical loss factors related to the strength of our overall portfolio. Net charge-offs of $0.2 million were recorded for the quarters ended December 31, 2023 and 2022. The ratio of the ACL to loans outstanding was 1.24% at December 30, 2023 and September 30, 2023 and 1.14% at December 31, 2022.

The ratio of year-to-date net charge offs to average loans for the year ending December 31, 2023 was an annualized 0.07%, compared to net charge offs to average loans of 0.06% for 2022. Details of the ratio, by loan type, are shown below. Our special assets team continues to effectively collect on charged-off loans, resulting in ongoing overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans

	12/31/2023	12/31/2022
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	(0.02)%	0.00%
Acquisition & Development	0.01%	0.00%
Commercial & Industrial	(0.09)%	(0.02)%
Residential Mortgage	0.00%	0.03%
Consumer	(1.04)%	(1.23)%
Total Net (Charge Offs)/Recoveries	(0.07)%	(0.06)%

Non-accrual loans totaled $4.0 million at December 31, 2023 and $3.5 million at December 31, 2022. OREO balances decreased by $0.2 million to $4.5 million since December 31, 2022 due to sales of OREO properties in the fourth quarter of 2023, which was partially offset by the addition of a new OREO property during the second quarter of 2023. OREO is comprised primarily of $4.0 for one property which has been marked to market and is currently under contract with a targeted settlement in the second quarter of 2024.

Non-accrual loans that have been subject to partial charge-offs totaled $0.1 million at December 31, 2023 and $0.2 million at December 31, 2022.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $1.8 million at December 31, 2023. There were no loans subject to foreclosure at December 31, 2022.   As a percentage of the loan portfolio, accruing loans past due 30 days or more were 0.24% at December 31, 2023 compared to 0.27% at September 30, 2023 and 0.16% at December 31, 2022.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered with the Board of Governors of the Federal Reserve System (the “FRB”) under the Bank Holding Company Act of 1956, as amended, that elected financial holding company status in 2021. The Corporation’s primary business is serving as the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), First United Statutory Trust I (“Trust I”) and First United Statutory Trust II (“Trust II” and together with Trust I, “the Trusts”), both Connecticut statutory business trusts. The Trusts were formed for the purpose of selling trust preferred securities that qualified as Tier 1 capital. The Bank has two consumer finance company subsidiaries- Oak First Loan Center, Inc., a West Virginia corporation, and OakFirst Loan Center, LLC, a Maryland limited liability company – and two subsidiaries that it uses to hold real estate acquired through foreclosure or by deed in lieu of foreclosure – First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland limited liability company. In addition, the Bank owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland (“Limited Mews”), and a 99.9% non-voting membership interest in MCC FUBT Fund, LLC, an Ohio limited liability company formed for the purpose of acquiring, developing and operating low-income housing units in Allegany County, Maryland (the “MCC Fund”). The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors". In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Annual Report on Form 10-K for the quarter ended December 31, 2023 and the impact that any such events have on our critical accounting assumptions and estimates made as of December 31, 2023, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2023	2022	2023	2022
Results of Operations:
Interest income	$22,191	$17,359	$81,156	$62,422
Interest expense	7,997	2,179	24,286	4,789
Net interest income	14,194	15,180	56,870	57,633
Provision/(credit) for credit/loan losses	419	(736)	1,620	(627)
Other operating income	4,793	4,479	18,331	17,878
Net (losses)/gains	(4,184)	11	(3,862)	172
Other operating expense	12,309	11,590	50,243	43,129
Income before taxes	$2,075	$8,816	$19,476	$33,181
Income tax expense	317	1,847	4,416	8,133
Net income	$1,758	$6,969	$15,060	$25,048

Per share data:
Basic net income per share	$0.26	$1.05	$2.25	$3.77
Diluted net income per share	$0.26	$1.04	$2.24	$3.76
Dividends declared per share	$0.20	$0.18	$0.80	$0.63
Book value	$24.38	$22.77
Diluted book value	$24.33	$22.68
Tangible book value per share	$22.56	$20.91
Diluted Tangible book value per share	$22.51	$20.87

Closing market value	$23.51	$19.65
Market Range:
High	$23.51	$20.56
Low	$16.12	$16.74

Shares outstanding at period end: Basic	6,639,888	6,666,428
Shares outstanding at period end: Diluted	6,653,200	6,692,039

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.78%	1.39%
Return on average shareholders' equity	9.68%	18.19%
Net interest margin (Non-GAAP), includes tax exempt income of $792 and $942	3.26%	3.56%
Net interest margin GAAP	3.22%	3.50%
Efficiency ratio - non-GAAP (1)	65.12%	56.27%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	December 31,	December 31
	2023	2022
Financial Condition at period end:
Assets	$1,905,860	$1,848,169
Earning assets	$1,725,236	$1,643,964
Gross loans	$1,406,667	$1,279,494
Commercial Real Estate	$493,703	$458,831
Acquisition and Development	$77,060	$70,596
Commercial and Industrial	$274,604	$245,396
Residential Mortgage	$499,871	$444,411
Consumer	$61,429	$60,260
Investment securities	$311,466	$361,548
Total deposits	$1,550,977	$1,570,733
Noninterest bearing	$427,670	$506,613
Interest bearing	$1,123,307	$1,064,120
Shareholders' equity	$161,873	$151,793
	.
Capital ratios:

Tier 1 to risk weighted assets	14.42%	15.06%
Common Equity Tier 1 to risk weighted assets	12.44%	12.95%
Tier 1 Leverage	11.30%	11.46%
Total risk based capital	15.64%	16.12%

Asset quality:

Net charge-offs for the quarter	$(195)	$(164)
Nonperforming assets: (Period End)
Nonaccrual loans	$3,956	$3,495
Loans 90 days past due and accruing	543	307

Total nonperforming loans and 90 day past due	$4,499	$3,802

Modified/Restructured loans	$-	$3,028
Other real estate owned	$4,493	$4,733

Allowance for credit losses to gross loans	1.24%	1.14%
Allowance for credit losses to non-accrual loans	441.86%	418.77%
Allowance for credit losses to non-performing assets	194.40%	171.48%
Non-performing and 90 day past due loans to total loans	0.32%	0.30%
Non-performing loans and 90 day past due loans to total assets	0.24%	0.21%
Non-accrual loans to total loans	0.28%	0.27%
Non-performing assets to total assets	0.47%	0.46%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2023	2023	2023	2023	2022	2022	2022	2022
Results of Operations:
Interest income	$22,191	$21,164	$19,972	$17,829	$17,359	$16,185	$14,731	$14,147
Interest expense	7,997	7,180	5,798	3,311	2,179	1,044	760	806
Net interest income	14,194	13,984	14,174	14,518	15,180	15,141	13,971	13,341
Provision/(credit) for credit/loan losses	419	263	395	543	(736)	(101)	631	(421)
Other operating income	4,793	4,716	4,483	4,339	4,479	4,604	4,413	4,382
Net gains	(4,184)	182	86	54	11	96	13	52
Other operating expense	12,309	12,785	12,511	12,638	11,590	10,329	10,630	10,580
Income before taxes	$2,075	$5,834	$5,837	$5,730	$8,816	$9,613	$7,136	$7,616
Income tax expense	317	1,321	1,423	1,355	1,847	2,677	1,708	1,901
Net income	$1,758	$4,513	$4,414	$4,375	$6,969	$6,936	$5,428	$5,715

Per share data:
Basic net income per share	$0.26	$0.67	$0.66	$0.66	$1.05	$1.04	$0.82	$0.86
Diluted net income per share	$0.26	$0.67	$0.66	$0.65	$1.04	$1.04	$0.82	$0.86
Dividends declared per share	$0.20	$0.20	$0.20	$0.20	$0.18	$0.15	$0.15	$0.15
Book value	$24.38	$23.08	$23.12	$22.85	$22.77	$19.83	$19.97	$20.65
Diluted book value	$24.33	$23.03	$23.07	$22.81	$22.68	$19.80	$19.93	$20.63
Tangible book value per share	$22.56	$21.27	$21.29	$21.01	$20.91	$18.03	$18.17	$18.83
Diluted Tangible book value per share	$22.51	$21.22	$21.25	$20.96	$20.87	$18.00	$18.14	$18.82

Closing market value	$23.51	$16.23	$14.26	$16.89	$19.65	$16.55	$18.76	$22.53
Market Range:
High	$23.51	$17.34	$17.01	$20.41	$20.56	$19.27	$23.80	$24.50
Low	$16.12	$13.70	$12.56	$16.75	$16.74	$16.18	$17.50	$18.81

Shares outstanding at period end: Basic	6,639,888	6,715,170	6,711,422	6,688,710	6,666,428	6,659,390	6,656,395	6,637,979
Shares outstanding at period end: Diluted	6,653,200	6,728,482	6,724,734	6,703,252	6,692,039	6,669,785	6,666,790	6,649,604

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.78%	0.93%	0.95%	0.94%	1.39%	1.35%	1.26%	1.31%
Return on average shareholders' equity	9.68%	11.44%	11.43%	11.87%	18.19%	17.66%	16.25%	16.49%
Net interest margin (Non-GAAP), includes tax exempt income of $76 and $241	3.26%	3.30%	3.39%	3.53%	3.56%	3.53%	3.46%	3.40%
Net interest margin GAAP	3.22%	3.25%	3.34%	3.48%	3.50%	3.47%	3.40%	3.34%
Efficiency ratio - non-GAAP (1)	65.12%	66.41%	66.00%	67.02%	56.27%	51.49%	57.11%	58.81%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2023	2023	2023	2022	2022	2022	2022
Financial Condition at period end:
Assets	$1,905,860	$1,928,201	$1,928,393	$1,937,442	$1,848,169	$1,803,642	$1,752,455	$1,760,325
Earning assets	$1,725,236	$1,717,244	$1,707,522	$1,652,688	$1,643,964	$1,647,303	$1,608,094	$1,572,737
Gross loans	$1,406,667	$1,380,019	$1,350,038	$1,289,080	$1,279,494	$1,277,924	$1,233,613	$1,181,401
Commercial Real Estate	$493,703	$491,284	$483,485	$453,356	$458,831	$437,973	$421,942	$391,136
Acquisition and Development	$77,060	$79,796	$79,003	$76,980	$70,596	$83,107	$116,115	$133,031
Commercial and Industrial	$274,604	$254,650	$249,683	$241,959	$245,396	$269,004	$225,640	$194,914
Residential Mortgage	$499,871	$491,686	$475,540	$456,198	$444,411	$427,093	$406,293	$399,704
Consumer	$61,429	$62,603	$62,327	$60,587	$60,260	$60,747	$63,623	$62,616
Investment securities	$311,466	$330,053	$350,844	$357,061	$361,548	$366,484	$373,455	$385,265
Total deposits	$1,550,977	$1,575,069	$1,579,959	$1,591,285	$1,570,733	$1,511,118	$1,484,354	$1,507,555
Noninterest bearing	$427,670	$429,691	$466,628	$468,554	$506,613	$474,444	$527,761	$530,901
Interest bearing	$1,123,307	$1,145,378	$1,113,331	$1,122,731	$1,064,120	$1,036,674	$956,593	$976,654
Shareholders' equity	$161,873	$154,990	$155,156	$152,868	$151,793	$132,044	$132,892	$137,038

Capital ratios:

Tier 1 to risk weighted assets	14.42%	14.60%	14.40%	14.90%	15.06%	14.40%	14.31%	14.55%
Common Equity Tier 1 to risk weighted assets	12.44%	12.60%	12.40%	12.82%	12.95%	12.36%	12.27%	12.45%
Tier 1 Leverage	11.30%	11.25%	11.25%	11.47%	11.46%	11.23%	11.23%	10.94%
Total risk based capital	15.64%	15.81%	15.60%	16.15%	16.12%	15.50%	15.46%	15.71%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(195)	$(83)	$(398)	$(245)	$(164)	$(89)	$(179)	$(244)
Nonperforming assets: (Period End)
Nonaccrual loans	$3,956	$3,479	$2,972	$3,258	$3,495	$1,943	$2,149	$2,332
Loans 90 days past due and accruing	543	145	160	87	307	569	$325	37
					0
Total nonperforming loans and 90 day past due	$4,499	$3,624	$3,132	$3,345	$3,802	$2,512	$2,474	$2,369

Modified/restructured loans	$-	$-	$-	$-	$3,028	$3,354	$3,226	$3,228
Other real estate owned	$4,493	$4,878	$4,482	$4,598	$4,733	$4,733	$4,517	$4,477

Allowance for credit losses to gross loans	1.24%	1.24%	1.25%	1.31%	1.14%	1.22%	1.28%	1.29%
Allowance for credit losses to non-accrual loans	441.86%	492.84%	568.81%	517.83%	418.77%	799.85%	732.29%	655.75%
Allowance for credit losses to non-performing assets	194.40%	473.12%	539.79%	212.40%	171.48%	214.51%	225.10%	223.37%
Non-performing and 90 day past due loans to total loans	0.32%	0.26%	0.23%	0.26%	0.30%	0.20%	0.20%	0.20%
Non-performing loans and 90 day past due loans to total assets	0.24%	0.19%	0.16%	0.17%	0.21%	0.14%	0.14%	0.13%
Non-accrual loans to total loans	0.28%	0.25%	0.22%	0.25%	0.27%	0.15%	0.17%	0.20%
Non-performing assets to total assets	0.47%	0.44%	0.39%	0.41%	0.46%	0.40%	0.40%	0.39%

(Dollars in thousands - Unaudited)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Assets
Cash and due from banks	$48,343	$78,939	$86,901	$154,022	$72,420
Interest bearing deposits in banks	1,410	1,713	1,650	1,873	1,895
Cash and cash equivalents	49,753	80,652	88,551	155,895	74,315
Investment securities – available for sale (at fair value)	97,169	114,370	120,085	123,978	125,889
Investment securities – held to maturity (at cost)	214,297	215,683	230,759	233,083	235,659
Restricted investment in bank stock, at cost	5,250	5,251	4,490	4,490	1,027
Loans held for sale	443	208	500	184	—
Loans	1,406,667	1,380,019	1,350,038	1,289,080	1,279,494
Unearned fees	(340)	(371)	(327)	(257)	(174)
Allowance for credit losses	(17,480)	(17,146)	(16,905)	(16,871)	(14,636)
Net loans	1,388,847	1,362,502	1,332,806	1,271,952	1,264,684
Premises and equipment, net	31,459	32,766	33,532	34,207	34,948
Goodwill and other intangible assets	12,103	12,185	12,268	12,350	12,433
Bank owned life insurance	47,607	47,282	46,963	46,652	46,346
Deferred tax assets	11,948	13,020	11,771	11,356	10,605
Other real estate owned, net	4,493	4,878	4,842	4,598	4,733
Operating lease asset	1,367	1,905	1,990	2,072	1,898
Accrued interest receivable and other assets	41,124	37,499	39,836	36,625	35,632
Total Assets	$1,905,860	$1,928,201	$1,928,393	$1,937,442	$1,848,169
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$427,670	$429,691	$466,628	$468,554	$506,613
Interest bearing deposits	1,123,307	1,145,378	1,113,331	1,122,731	1,064,120
Total deposits	1,550,977	1,575,069	1,579,959	1,591,285	1,570,733
Short-term borrowings	45,418	53,330	50,078	52,030	64,565
Long-term borrowings	110,929	110,929	110,929	110,929	30,929
Operating lease liability	1,556	2,347	2,443	2,536	2,373
Allowance for credit loss on off balance sheet exposures	873	985	1,089	1,128	133
Accrued interest payable and other liabilities	32,904	29,207	27,397	25,332	26,444
Dividends payable	1,330	1,344	1,342	1,334	1,199
Total Liabilities	1,743,987	1,773,211	1,773,237	1,784,574	1,696,376
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,715,170 shares at September 30, 2023 and 6,666,428 at December 31, 2022	66	67	67	67	67
Surplus	23,734	25,029	24,901	24,529	24,409
Retained earnings	173,900	173,467	170,298	167,229	166,343
Accumulated other comprehensive loss	(35,827)	(43,573)	(40,110)	(38,957)	(39,026)
Total Shareholders’ Equity	161,873	154,990	155,156	152,868	151,793
Total Liabilities and Shareholders’ Equity	$1,905,860	$1,928,201	$1,928,393	$1,937,442	$1,848,169

	2023					2022
	Year to Date	Q4	Q3	Q2	Q1	Year to Date	Q4	Q3	Q2	Q1
In thousands	(Unaudited)
Interest income
Interest and fees on loans	$69,569	$19,290	$18,055	$16,780	$15,444	$54,448	$15,097	$14,058	$12,861	$12,432
Interest on investment securities
Taxable	7,173	1,834	1,792	1,779	1,768	6,252	1,719	1,587	1,540	1,406
Exempt from federal income tax	714	53	123	268	270	1,106	272	273	279	282
Total investment income	7,887	1,887	1,915	2,047	2,038	7,358	1,991	1,860	1,819	1,688
Other	3,700	1,014	1,194	1,145	347	616	271	267	51	27
Total interest income	81,156	22,191	21,164	19,972	17,829	62,422	17,359	16,185	14,731	14,147
Interest expense
Interest on deposits	19,198	6,498	5,672	4,350	2,678	3,226	1,729	621	401	475
Interest on short-term borrowings	147	54	33	29	31	112	26	47	21	18
Interest on long-term borrowings	4,941	1,445	1,475	1,419	602	1,451	424	376	338	313
Total interest expense	24,286	7,997	7,180	5,798	3,311	4,789	2,179	1,044	760	806
Net interest income	56,870	14,194	13,984	14,174	14,518	57,633	15,180	15,141	13,971	13,341
Credit loss expense
Loans	1,700	530	322	434	414	(643)	(740)	(108)	624	(419)
Debt securities held to maturity	45	—	45	—	—	—	—	—	—	—
Off balance sheet credit exposures	(125)	(111)	(104)	(39)	129	16	4	7	7	(2)
Provision/(credit) for credit/loan losses	1,620	419	263	395	543	(627)	(736)	(101)	631	(421)
Net interest income after provision for loan losses	55,250	13,775	13,721	13,779	13,975	58,260	15,916	15,242	13,340	13,762
Other operating income
Net (losses)/gains on investments, available for sale	(4,214)	(4,214)	—	—	—	3	—	—	—	3
Net (losses)/gains on investments, held to maturity	—	—	—	—	—	91	(2)	93	—	—
Gains on sale of residential mortgage loans	381	59	182	86	54	45	14	3	7	21
Gains/(losses) on disposal of fixed assets	(29)	(29)	—	—	—	33	(1)	—	6	28
Net gains	(3,862)	(4,184)	182	86	54	172	11	96	13	52
Other Income
Service charges on deposit accounts	2,198	567	569	546	516	1,981	530	523	463	465
Other service charges	929	223	230	244	232	925	239	241	232	213
Trust department	8,282	2,148	2,139	2,025	1,970	8,244	2,006	2,005	2,044	2,189
Debit card income	4,101	1,120	995	1,031	955	3,958	1,036	1,053	983	886
Bank owned life insurance	1,261	325	320	311	305	1,196	305	302	297	292
Brokerage commissions	1,160	360	245	258	297	1,049	244	272	313	220
Other	400	50	218	68	64	525	119	208	81	117
Total other income	18,331	4,793	4,716	4,483	4,339	17,878	4,479	4,604	4,413	4,382
Total other operating income	14,469	609	4,898	4,569	4,393	18,050	4,490	4,700	4,426	4,434
Other operating expenses
Salaries and employee benefits	27,503	6,391	6,957	6,865	7,290	24,130	6,239	6,130	5,793	5,968
FDIC premiums	992	268	254	277	193	636	157	150	155	174
Equipment	4,356	1,188	1,029	1,047	1,092	4,163	1,053	1,037	1,029	1,044
Occupancy	3,445	1,171	747	743	784	2,906	734	734	711	727
Data processing	3,980	1,054	1,011	946	969	3,444	928	890	805	821
Marketing	762	288	220	137	117	543	134	152	151	106
Professional services	2,160	630	490	522	518	1,538	665	(211)	564	520
Contract labor	643	172	173	159	139	618	136	159	158	165
Telephone	466	125	115	116	110	482	117	112	139	114
Other real estate owned	(89)	(370)	139	18	124	590	215	128	152	95
Investor relations	345	73	83	132	57	300	42	39	123	96
Contributions	229	12	74	79	64	288	104	121	42	21
Other	5,451	1,307	1,493	1,470	1,181	3,491	1,066	888	808	729
Total other operating expenses	50,243	12,309	12,785	12,511	12,638	43,129	11,590	10,329	10,630	10,580
Income before income tax expense	19,476	2,075	5,834	5,837	5,730	33,181	8,816	9,613	7,136	7,616
Provision for income tax expense	4,416	317	1,321	1,423	1,355	8,133	1,847	2,677	1,708	1,901
Net Income	$15,060	$1,758	$4,513	$4,414	$4,375	$25,048	$6,969	$6,936	$5,428	$5,715
Basic net income per common share	$2.25	$0.26	$0.67	$0.66	$0.66	$3.77	$1.05	$1.04	$0.82	$0.86
Diluted net income per common share	$2.24	$0.26	$0.67	$0.66	$0.65	$3.76	$1.04	$1.04	$0.82	$0.86
Weighted average number of basic shares outstanding	6,649	6,649	6,714	6,704	6,675	6,666	6,666	6,658	6,650	6,628
Weighted average number of diluted shares outstanding	6,663	6,663	6,728	6,718	6,697	6,692	6,692	6,669	6,661	6,636
Dividends declared per common share	$0.80	$0.20	$0.20	$0.20	$0.20	$0.63	$0.18	$0.15	$0.15	$0.15

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude losses on the sale of Available for Sale securities and accelerated depreciation and lease termination expenses related to the branch closures.

	Twelve months ended December 31,		Three months ended December 31,
(in thousands, except for per share amount)	2023	2022	2023	2022
Net income - as reported	$15,060	$25,048	$1,758	$6,969
Adjustments:
Loss on sale of securities	4,214	—	4,214	—
Accelerated depreciation and lease termination expenses	623	—	623	—
Income tax effect of adjustments	(1,097)	—	(1,097)	—
Adjusted net income (non-GAAP)	$18,800	$25,048	$5,498	$6,969

Diluted earnings per share - as reported	$2.24	$3.76	$0.26	$1.04
Adjustments:
Loss on sale of securities	0.63	—	0.63	—
Accelerated depreciation and lease termination expenses	0.09	—	0.09	—
Income tax effect of adjustments	(0.16)	—	(0.16)	—
Adjusted basic and diluted earnings per share (non-GAAP)	$2.80	$3.76	$0.82	$1.04

	As of or for the twelve months ended
	December 31,
(in thousands, except per share data)	2023	2022
Per Share Data
Basic net income per share (1) - as reported	$2.25	$3.77
Basic net income per share (1) - non-GAAP	2.81	3.77
Diluted net income per share (1) - as reported	$2.24	$3.76
Diluted net income per share (1) - non-GAAP	2.80	3.76
Basic book value per share	$24.38	$22.77
Diluted book value per share	$24.33	$22.68

Significant Ratios:

Return on Average Assets (1) - as reported	0.78%	1.39%
Loss on sale of securities	0.22%	—
Accelerated depreciation and lease termination expenses	0.03%	—
Income tax effect of adjustments	(0.06%)	—
Adjusted Return on Average Assets (1) (non-GAAP)	0.97%	1.39%

Return on Average Equity (1) - as reported	9.68%	18.19%
Loss on sale of securities	2.71%	—
Accelerated depreciation and lease termination expenses	0.40%	—
Income tax effect of adjustments	(0.71%)	—
Adjusted Return on Average Equity (1) (non-GAAP)	12.08%	18.19%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	Three Months Ended
	December 31,
	2023			2022
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,398,393	$19,308	5.48%	$1,281,958	$15,114	4.68%
Investment Securities:
Taxable	332,545	1,834	2.19%	336,727	1,719	2.03%
Non taxable	8,107	96	4.70%	26,457	487	7.30%
Total	340,652	1,930	2.25%	363,184	2,206	2.41%
Federal funds sold	60,400	907	5.96%	35,403	247	2.77%
Interest-bearing deposits with other banks	1,867	22	4.68%	1,568	12	3.04%
Other interest earning assets	5,251	85	6.42%	1,027	12	4.64%
Total earning assets	1,806,563	22,252	4.89%	1,683,140	17,591	4.15%
Allowance for loan losses	(17,304)			(15,446)
Non-earning assets	194,309			177,581
Total Assets	$1,983,568			$1,845,275
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$366,450	$1,440	1.56%	$316,361	$486	0.61%
Interest-bearing money markets	365,439	3,135	3.40%	367,866	909	0.98%
Savings deposits	196,777	51	0.10%	253,674	84	0.13%
Time deposits - retail	163,253	1,122	2.73%	124,417	250	0.80%
Time deposits - brokered	56,006	751	5.32%	—	—	—%
Short-term borrowings	43,693	55	0.50%	66,399	26	0.16%
Long-term borrowings	110,929	1,445	5.17%	30,929	424	5.44%
Total interest-bearing liabilities	1,302,547	7,999	2.44%	1,159,646	2,179	0.75%
Non-interest-bearing deposits	487,012			508,906
Other liabilities	35,957			36,499
Shareholders’ Equity	158,052			140,224
Total Liabilities and Shareholders’ Equity	$1,983,568			$1,845,275
Net interest income and spread		$14,253	2.44%		$15,412	3.40%
Net interest margin			3.13%			3.63%

	Twelve Months Ended
	December 31,
	2023			2022
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Assets
Loans	$1,340,118	$69,631	5.20%	$1,223,388	$54,513	4.46%
Investment Securities:
Taxable	335,888	7,173	2.14%	348,516	6,252	1.79%
Non taxable	18,471	1,279	6.92%	26,952	1,981	7.35%
Total	354,359	8,452	2.39%	375,468	8,233	2.19%
Federal funds sold	65,131	3,409	5.23%	44,207	555	1.26%
Interest-bearing deposits with other banks	2,585	92	3.56%	3,061	24	0.78%
Other interest earning assets	4,048	198	4.89%	1,027	37	3.60%
Total earning assets	1,766,241	81,782	4.63%	1,647,151	63,362	3.85%
Allowance for loan losses	(16,561)			(15,568)
Non-earning assets	199,474			170,128
Total Assets	$1,949,154			$1,801,711
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$362,070	$4,815	1.30%	$301,183	$855	0.28%
Interest-bearing money markets	333,274	8,672	2.60%	312,978	1,256	0.40%
Savings deposits	219,516	240	0.11%	250,624	154	0.06%
Time deposits - retail	141,921	2,872	2.02%	138,865	961	0.69%
Time deposits - brokered	49,209	2,600	5.28%	—	—	—%
Short-term borrowings	47,968	147	0.31%	63,182	112	0.18%
Long-term borrowings	94,271	4,941	5.24%	30,929	1,451	4.69%
Total interest-bearing liabilities	1,248,229	24,287	1.95%	1,097,761	4,789	0.44%
Non-interest-bearing deposits	512,496			533,096
Other liabilities	32,320			33,169
Shareholders’ Equity	156,109			137,685
Total Liabilities and Shareholders’ Equity	$1,949,154			$1,801,711
Net interest income and spread		$57,495	2.68%		$58,573	3.41%
Net interest margin			3.26%			3.56%